Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

March 5, 2015

Sanchez Production Partners LLC

1000 Main Street, Suite 3000

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Sanchez Production Partners LLC, a Delaware limited liability company (the “Company”), in connection with the conversion of the Company to a Delaware limited partnership named Sanchez Production Partners LP (“Sanchez LP”) pursuant to a Plan of Conversion (the “Plan of Conversion”) adopted by the Board of Managers of the Company on August 25, 2014 (the “Conversion”). Pursuant to the Plan of Conversion, at the effective time of the Conversion, the outstanding common units representing Class B limited liability company interests in the Company and the outstanding Class A units representing Class A limited liability company interests in the Company will be converted into an aggregate 29,380,188 common units representing limited partner interests of Sanchez LP (the “Common Units”) as described in the Company’s registration statement on Form S-4 (as amended, the “Initial Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), originally on August 28, 2014, SEC File No. 333-198440. We have also acted as special counsel to the Company in connection with the registration of 58,042 Common Units (the “Additional Common Units”) pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed with the SEC pursuant to the Securities Act on March 5, 2015.

In arriving at the opinions expressed below, we have examined the following:

(i) a copy of the Certificate of Formation of the Company, as amended to date, certified by the Secretary of State of the State of Delaware as in effect on March 4, 2015,

(ii) a copy of the Second Amended and Restated Operating Agreement of the Company, as amended to date, as certified by the Secretary of the Company;

(iii) the form of Certificate of Limited Partnership of Sanchez LP, filed as an exhibit to the Initial Registration Statement (the “Partnership Certificate”);

(iv) the form of Agreement of Limited Partnership of Sanchez LP, filed as an exhibit to the Initial Registration Statement (the “Partnership Agreement”);

(v) the Initial Registration Statement and the Registration Statement;

Sanchez Production Partners LLC

March 5, 2015

(vi) the form of Certificate of Conversion of the Company, filed as an exhibit to the Initial Registration Statement (the “Certificate of Conversion”);

(vii) a copy of the Plan of Conversion, including the Conversion and Partnership Agreement contemplated thereby (collectively, the “Plan of Conversion”), dated as of August 25, 2014, as certified by the Secretary of the Company;

(viii) a copy of the resolutions of the Conflicts Committee of the Board of Managers of the Company, adopted on August 25, 2014, approving the Plan of Conversion and the Partnership Agreement and recommending the Plan of Conversion for approval by the Board of Managers of the Company, as certified by the Secretary of the Company;

(ix) a copy of the resolutions of the Board of Managers of the Company, adopted on August 25, 2014, approving the Plan of Conversion, including each of the transactions, agreements, instrument and documents contemplated thereby (including the Partnership Agreement), as certified by the Secretary of the Company; and

(x) the originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies. We have also assumed that (A) the Certificate of Conversion, the Partnership Certificate and the Partnership Agreement will be duly executed and will become effective prior to the issuance of the Common Units by Sanchez LP and (B) all Common Units will be issued in the manner described in the Plan of Conversion, the Partnership Agreement and the Initial Registration Statement.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The issuance of the Additional Common Units in accordance with the terms of the Plan of Conversion and the Partnership Agreement has been duly authorized by the Company, subject to approval thereof by the Company’s unitholders as contemplated in the Plan of Conversion and the Initial Registration Statement.

2. When the Additional Common Units have been issued and delivered in accordance with the terms of the Plan of Conversion and the Partnership Agreement and as described in the Initial Registration Statement, the Additional Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by the matters described below:

Sanchez Production Partners LLC

March 5, 2015

•	If a court were to determine that the right or exercise of the right provided under the Partnership Agreement by the holders of Common Units (the “Limited Partners”) of Sanchez LP as a group (i) to remove or replace the general partner of Sanchez LP (the “General Partner”), (ii) to approve certain amendments to the Partnership Agreement or (iii) to take certain other actions under the Partnership Agreement pursuant to which a Limited Partner “participates in the control” of Sanchez LP’s business for purposes of Section 17-303 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware Act”), then such Limited Partner could be held personally liable for Sanchez LP’s obligations under the laws of Delaware, to the same extent as the General Partner with respect to persons who transact business with Sanchez LP and reasonably believe that such Limited Partner is a general partner.

•	Under Section 17-607 of the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

We express no opinion other than as to the federal laws of the United States of America and the Delaware Act and the Delaware Limited Liability Company Act (which are deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act, or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Andrews Kurth LLP